EXHIBIT 21.1

Subsidiaries of the Registrant as of December 31, 2022

1.	Dubuque Bank and Trust Company, an Iowa state bank with its main office located in Dubuque, Iowa

1a.	DB&T Insurance, Inc., a multi-line insurance company

1a1.	Heartland Financial USA, Inc. Insurance Services, an insurance company with a primary purpose of providing online insurance services

1b.	DB&T Community Development Corp., a community development company with a primary purpose of partnering in low-income housing and historic rehabilitation projects

2.	Wisconsin Bank & Trust, a Wisconsin state bank with its main office located in Madison, Wisconsin

3.	New Mexico Bank & Trust, a New Mexico state bank with its main office located in Albuquerque, New Mexico

4.	Rocky Mountain Bank, a Montana state bank with its main office located in Billings, Montana

5.	HTLF Bank, a Colorado state bank with its main office located in Denver, Colorado

6.	Bank of Blue Valley, a Kansas state bank with its main office located in Overland Park, Kansas

7.	First Bank & Trust, a Texas state bank with its main office located in Lubbock, Texas

8.	Citizens Finance Parent Co., a consumer finance company

8a.	Citizens Finance Co., a consumer finance company with offices in Iowa and Wisconsin

8b.	Citizens Finance of Illinois Co., a consumer finance company with offices in Illinois

9.	Heartland Financial Statutory Trust IV

10.	Heartland Financial Statutory Trust V

11.	Heartland Financial Statutory Trust VI

12.	Heartland Financial Statutory Trust VII

13.	Morrill & Janes Statutory Trust I

14.	Morrill & Janes Statutory Trust II

15.	Sheboygan Statutory Trust I

16.	CBNM Capital Trust I

17.	Citywide Capital Trust III

18.	Citywide Capital Trust IV

19.	Citywide Capital Trust V

20.	OCGI Statutory Trust III

21.	OCGI Capital Trust IV

22.	BVBC Capital Trust II

23.	BVBC Capital Trust III

24.	Heartland Community Development Inc., a property management company with a primary purpose of holding and managing nonperforming assets